UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2023

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2023, Astra Space, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) pursuant to which the Investor agreed to purchase, and the Company agreed to issue and sell in a registered direct offering to the Investor (the “Offering”), $12.5 million aggregate principal amount of senior secured notes (the “Initial Notes”) and warrants (the “Initial Warrants”) to purchase up to 22.5 million shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock” and such shares of Class A Common Stock issuable upon exercise of the Initial Warrants, the “Warrant Shares”), subject to customary closing conditions. As described in more detail below, subject to the satisfaction of the conditions in the Purchase Agreement, the Company may issue and sell to the Investor up to an additional $7.5 million aggregate principal amount of senior secured notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”) and warrants (the “Additional Warrants” and, together with the Initial Warrants, the “Warrants”) to purchase the aggregate number of shares of Class A Common Stock equal to 65% of the aggregate principal amount of the Additional Notes issued divided by the Market Stock Price (as defined in the Notes).

The Initial Notes will bear interest at 9.0% per annum, will mature on November 1, 2024, and will be secured by a first priority security interest in all of the assets of the Company and its subsidiaries. The Initial Warrants will be immediately exercisable upon issuance at an exercise price of $0.45 per Share, subject to certain adjustments and will expire on August 4, 2028.

The Offering closed on August 4, 2023. Net proceeds from the Offering, after deducting the placement agent fees and offering expenses, were approximately $10.8 million. The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-271589) and a prospectus supplement filed on August 4, 2023.

Purchase Agreement

The Purchase Agreement contains customary representations, warranties and agreements by the Company, obligations of the parties, termination provisions and closing conditions. Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Investor against certain liabilities. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Purchase Agreement also includes certain covenants that, among other things, limit the Company’s ability to issue certain types of securities for specified periods of time.

Subject to the satisfaction of the conditions in the Purchase Agreement, the Company may issue and sell to the Investor up to an additional $7.5 million aggregate principal amount of Additional Notes (issuable incrementally in up to two separate subsequent closings) and Additional Warrants to purchase the aggregate number of shares of Class A Common Stock equal to 65% of the aggregate principal amount of the Additional Notes issued divided by the Market Stock Price (as defined in the Notes). Certain of those conditions in the Purchase Agreement include, but are not limited to: (i) the daily VWAP (as defined in the Warrants) of the Class A Common Stock on Nasdaq is not less than $1.00, (ii) after giving pro forma effect to the proposed subsequent closings, the Company’s pro forma indebtedness does not exceed certain specified relative percentages of its market capitalization, (iii) the last funding date under the Securities Purchase Agreement was at least 90 days prior to the proposed subsequent closing, (iv) on the subsequent closing date, the Company will have aggregate capacity to generate gross proceeds of at least $20.0 million under an approved at-the-market equity program and/or equity line; and (v) if the Company reports cash and cash equivalents of less than $50.0 million at the end of the calendar quarter immediately preceding the date of such Additional Notes purchase, the Company’s Available Cash (as defined in the Purchase Agreement) on the last calendar day of such quarterly period must be greater than or equal to (x) the sum of the Company’s cash and cash equivalents on the last calendar day of the immediately preceding calendar quarter, less (y) $10.0 million. No offer to sell Additional Notes to the Investor may occur earlier than two trading days following the Company’s public announcement of its earnings for the fiscal year ended December 31, 2023 and no later than August 4, 2024.

The Purchase Agreement also provides that for (i) 60 calendar days after August 4, 2023 and (ii) 45 days after each subsequent closing date pursuant to the Purchase Agreement, the Company and its subsidiaries may not, directly or indirectly, register, offer, sell, grant any option or right to purchase, issue or otherwise dispose of, including make any filing to do the same, any equity or equity-linked securities, subject to limited exceptions, including without limitation, sales pursuant to the Company’s ATM Sales Agreement (as defined in the Purchase Agreement) entered into on July 10, 2023.

So long as the Notes are outstanding, the Purchase Agreement provides that the Company may not, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose of any of its or its subsidiaries’ equity, equity-linked, equity equivalent securities or securities convertible into or exercisable for equity (excluding offerings of Class A Common Stock through an approved at-the-market equity program) unless the Company offers certain participation rights to the holders of the Notes, subject to limited exceptions.

So long as any Notes or Warrants are outstanding, the Purchase Agreement also provides that the Company and its subsidiaries may not effect or enter into any “Variable Rate Transactions” (as defined in the Purchase Agreement). Sales of Class A common stock pursuant to an approved at-the-market equity program, including the ATM Sales Agreement, will not be considered Variable Rate Transactions.

Notes

The Notes will not be issued pursuant to an indenture. The Initial Notes will mature on November 1, 2024; provided, that the maturity date may be extended for up to an additional year by written agreement of the Company and the holders thereof. The Notes will bear interest at 9.0% per annum, which interest rate would increase to 15% per annum upon the existence of an Event of Default (as defined in the Notes) and the Company will be required to make quarterly cash amortization payments.

The Notes will be secured by first-priority security interests in all tangible and intangible assets, now owned and hereafter created or acquired, of the Company and its subsidiaries. As additional security for the Notes, the Company is required to maintain a cash balance of $5.0 million from the net proceeds of the Offering in a restricted account, which is not accessible to the Company while the Notes are outstanding. The Company is also required to maintain an approved at-the-market equity program and/or equity line that, at all times, shall have available and unused capacity to generate at least $20.0 million of gross proceeds to the Company, which restriction will limit the Company’s ability to use the full capacity of its ATM Sales Agreement entered into on July 10, 2023.

The Company may redeem all (or a portion thereof not less than $5.0 million) of the Notes at a price of 105% of the then-outstanding principal amount at any time. Upon a Fundamental Change (as defined in the Notes), a holder may require the Company to repurchase the Notes at a price equal to 105% of the aggregate principal amount of the Notes to be repurchased.

The Notes impose certain customary affirmative and negative covenants upon the Company, as well as covenants that, among other things, restrict the Company and its subsidiaries from incurring any additional indebtedness or suffering any liens, subject to specified exceptions and restrict the ability of the Company and its subsidiaries from making certain investments, subject to specified exceptions. If an event of default under the Notes occurs, the holders of the Notes can elect to accelerate all amounts due under the Notes for cash equal to 115% of the then-outstanding principal amount of the Notes, plus accrued and unpaid default interest, which accrues at a rate per annum equal to 15% from the date of a default or event of default.

Warrants

The Initial Warrants will be immediately exercisable upon issuance at an exercise price of $0.45 per Share, subject to certain adjustments. The exercise price of the Warrants, and the number of Warrant Shares potentially issuable upon exercise of the Warrants, will be adjusted proportionately if the Company subdivides its shares of common stock into a greater number of shares or combines its shares of common stock into a smaller number of shares. In addition, until the earlier to occur of (i) such date as the Company has completed Equity Issuances (as defined in the Warrants) after August 4, 2023 for gross proceeds of at least $20.0 million, and (ii) August 4, 2024, if the Company grants, issues or sells or is deemed to have granted, issued or sold, any shares of Class A Common Stock (excluding any Excluded Securities (as defined in the Warrants) for a consideration per share (the “New Issuance Price”) less than a price equal to the Warrant exercise price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Warrant exercise price then in effect will be reduced to an amount equal to the New Issuance Price.

The Warrants will also be adjusted in connection with the reverse stock split (the “Reverse Stock Split”) of all of the Company’s issued and outstanding Class A Common Stock and Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which is expected to be consummated on or before October 2, 2023, at a ratio of (a) one new share of Class A Common Stock for 15 shares of Class A Common Stock then issued and outstanding; and (b) one new share of Class B Common Stock for 15 shares of Class B Common Stock then issued and outstanding.

The foregoing summaries of the Purchase Agreement, the Notes and the Warrants do not purport to be complete and are qualified in their entirety by reference to the copies of the Purchase Agreement, the form of Initial Note and the form of Initial Warrant that are filed herewith as Exhibits 10.1, 4.1 and 4.2, respectively, and each of which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On August 4, 2023, the Company issued a press release announcing the Offering. A copy of the press release is furnished hereto as Exhibit 99.1.

The information set forth in this Item 7.01 (including the information set forth in Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Initial Note.

4.2	Form of Initial Warrant.

5.1	Legal Opinion of Cozen O’Connor P.C.

10.1*	Securities Purchase Agreement, dated August 4, 2023, by and among Astra Space, Inc. and each of the investors party thereto.

23.1	Consent of Cozen O’Connor P.C. (included in Exhibit 5.1).

99.1	Press Release dated August 4, 2023.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

*

Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRA SPACE, INC.

Date: August 4, 2023	By:	/s/ Chris C. Kemp
	Name:	Chris C. Kemp
	Title:	Chief Executive Officer